EXHIBIT 10.1

INVESTMENT AGREEMENT

by and among

SOLARCITY CORPORATION,

SILVER LAKE KRAFTWERK FUND, L.P.,

the Elon Musk Revocable Trust dated July 22, 2003

and

LYNDON Rive

Dated as of November 17, 2015

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of November 17, 2015, is by and among SolarCity Corporation, a Delaware corporation (together with any successor or assign pursuant to Section 5.07, the “Company”), and Silver Lake Kraftwerk Fund, L.P., a Delaware limited partnership (“Silver Lake Kraftwerk”), the Elon Musk Revocable Trust dated July 22, 2003 and Lyndon Rive (each a “Purchaser” and together and/or with their successors and any Affiliate that becomes a Purchaser party hereto in accordance with Section 4.02 and Section 5.07, the “Purchasers”).  Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I;

WHEREAS, the Purchasers desire to purchase from the Company, and the Company desires to issue and sell to the Purchasers, $113,000,000.00 aggregate principal amount of the Company’s Zero Coupon Convertible Senior Notes due 2020 in the form included in Exhibit A (referred to herein as the “Note” or the “Notes”) to be issued in accordance with the terms and conditions of the indenture in the form attached hereto as Exhibit A, as amended, supplemented or otherwise modified from time to time with the consent of the Purchasers and the Company prior to the Closing and in accordance with its terms thereafter, the “Indenture”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company and the Purchasers desire to set forth certain agreements herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Definitions

.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2013 Credit Agreement” shall have the meaning set forth in Section 2.02(c)(iv).

“Additional Investment Agreement” shall have the meaning set forth in Section 4.14.

“Additional Investments” shall have the meaning set forth in Section 4.14.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person.  Notwithstanding the foregoing, (i) the Company and the Company’s Subsidiaries shall not be considered Affiliates of the Purchasers or any of the Purchasers’ Affiliates and (ii) for purposes of the definitions of “Beneficially Own”, “Silver Lake Group”, “Standstill Period” and “Third Party”

and Sections 3.02(d), 3.02(f), 4.02, 4.03 and 4.06, no portfolio company of the Purchasers or its Affiliates shall be deemed an Affiliate of the Purchasers and its other Affiliates so long as such portfolio company (x) has not been directed, encouraged or supported by, or coordinated with, any Purchasers or any of its Affiliates in carrying out any act prohibited by this Agreement and (y) has not received from the Purchasers or any Affiliate of the Purchasers, directly or indirectly, any Confidential Information concerning the Company or its business.  As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.  For the avoidance of doubt, for purposes of this Agreement, the Purchasers (or any other person) shall at all times be deemed to have Beneficial Ownership of shares of Company Common Stock issuable upon conversion of the Notes directly or indirectly held by them, irrespective of this Agreement.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in The City of New York, New York are authorized or obligated by law or executive order to remain closed.

“Change in Control” shall mean the occurrence of any of the following events: (i) there occurs a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Company, (ii) any Person or “group” (as such term is used in Section 13 of the Exchange Act) (in each case excluding any member of the Silver Lake Group or any of their respective Affiliates or any of their respective portfolio companies), directly or indirectly, obtains Beneficial Ownership of 50% or more of the outstanding Company Common Stock, (iii) the Company consummates any merger, consolidation or similar transaction, unless the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company’s Common Stock immediately prior to the transaction) more than 50% of all of voting power of the outstanding shares of Voting Stock of the surviving or resulting entity in such transaction immediately following the consummation of such transaction or (iv) a majority of the Board of Directors is no longer composed of (x) directors who were directors of the Company on the Closing Date and (y) directors who were nominated for election or elected or appointed to the Board of Directors with the approval of a majority of the directors described in subclause (x) together with any incumbent directors previously elected or appointed to the Board of Directors in accordance with this subclause (y).

“Closing” shall have the meaning set forth in Section 2.02(a).

“Closing Date” shall have the meaning set forth in Section 2.02(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

“Confidentiality Agreement” shall mean the mutual non-disclosure agreement entered into by the Company, on the one hand, and Silver Lake Management Company IV, L.L.C. and Silver Lake Kraftwerk Management Company, L.L.C., on the other hand, effective as of October 9, 2015.

“Confidential Information” has the meaning ascribed to it in the Confidentiality Agreement.

“Conversion Price” has the meaning set forth in the Indenture.

“Conversion Rate” has the meaning set forth in the Indenture.

“Company Reports” shall have the meaning set forth in Section 3.01(g)(i).

“DGCL” shall mean the Delaware General Corporation Law.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(c).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Transaction” shall have the meaning set forth in Section 4.03(a)(v).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indenture” shall have the meaning set forth in the preamble hereto.

“Initial Conversion Rate” shall have the meaning set forth in Section 4.09.

“Issuer Agreement” shall have the meaning set forth in Section 4.07.

“Joinder” shall mean, with respect to any Person permitted to sign such document in accordance with the terms hereof, a joinder executed and delivered by such Person, providing such Person to have all the rights and obligations of a Purchaser under this Agreement, in the form and substance substantially as attached hereto as Exhibit B or such other form as may be agreed to by the Company and such Purchaser.

“Lock-Up Period” shall mean the period commencing on the Closing Date and ending on the earlier of (i) the one year anniversary of the Closing Date or (ii) the consummation of any Change in Control.

“Material Adverse Effect” shall mean any events, changes or developments that, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change or development resulting from or arising out of the following: (a) events, changes or developments generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, (b) events, changes or developments in the industries in which the Company or any of its Subsidiaries conducts its business, (c) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local Governmental Entity, or market administrator, (d) any changes in GAAP or accounting standards or interpretations thereof, (e) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (f) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, (g) any taking of any action at the request of Silver Lake Kraftwerk, (h) any failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any event, change, effect or development underlying such failure has resulted in a Material Adverse Effect so long as it is not otherwise excluded by this definition) or (i) any changes in the share price or trading volume of the Company Common Stock or in the Company’s credit rating (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any event, change, effect or development underlying such change has resulted in a Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (a) through (e), to the extent that such event, change or development disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Note” or Notes” shall have the meaning set forth in the preamble hereto.

“NASDAQ” shall mean the NASDAQ Global Select Market.

“Permitted Loan” shall have the meaning set forth in Section 4.02(a).

“Permitted Transfers” has the meaning set forth in Section 4.02(a).

“Person” or “person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Pro Rata Portion” shall have the meaning set forth in Section 4.14.

“Prohibited Transfers” shall have the meaning set forth in Section 4.02(a).

“Purchase Price” shall have the meaning set forth in Section 2.01.

“Purchaser” or “Purchasers” shall have the meaning set forth in the preamble hereto.

“Purchaser Affiliates” shall mean, with respect to any Purchaser, the Affiliates of such Purchaser.

“Registrable Securities” shall have the meaning set forth in Section 4.10(a).

“Registration Rights Agreement” shall have the meaning set forth in Section 4.10(a).

“Rule 144” shall mean Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Silver Lake Group” means Silver Lake Kraftwerk together with its Affiliates, including SLP Affiliates.

“SLP Affiliate” means any Affiliate of Silver Lake Group, L.L.C. that serves as general partner of, or manages or advises any, investment fund Affiliated with Silver Lake Group, L.L.C. that has a direct or indirect investment in the Company.

“Specified Persons” shall have the meaning set forth in Section 5.12.

“Standstill Period” shall mean the period commencing on the Closing Date and ending on the earliest of (i) June 30, 2017, (ii) the effective date of a Change in Control and (iii) 90 days after the date on which none of the members of the Silver Lake Group and their respective Affiliates Beneficially Own any Notes or any shares of Company Common Stock issued upon conversion thereof.

“Subject Securities” shall have the meaning set forth in Section 4.10(a).

“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value-added, and other taxes imposed by a Governmental Entity, together with all interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” shall mean a report, return or other document (including any amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes.

“Third Party” shall mean a Person other than any member of the Silver Lake Group or any of their respective Affiliates.

“Third Party Tender/Exchange Offer” shall have the meaning set forth in Section 4.02(a).

“Transaction Documents” shall have the meaning set forth in Section 3.01(c).

“Transactions” shall have the meaning set forth in Section 3.01(c).

“Trustee” shall mean Wells Fargo Bank, National Association.

“U.S. Person” shall mean (a) a “U.S. person” as defined in Section 7701(a)(30) of the Code or (b) a “disregarded entity” (within the meaning of Treasury Regulations Section 301.7701-2(a)), if the person treated as the owner of such entity for U.S. federal income tax purposes is described in clause (a).

“VCOC Letter” shall have the meaning set forth in Section 4.12.

“Voting Stock” shall mean securities of any class or kind having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405 promulgated under the Securities Act.

Section 1.02     General Interpretive Principles

.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof.  Whenever the words

“include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the word “or” is inclusive and the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.  For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, none of the Notes will have any right to vote or any right to receive any dividends or other distributions that are made or paid to the holders of the shares of Company Common Stock.

ARTICLE II

SALE AND PURCHASE OF THE NOTES

Section 2.01     Sale and Purchase of the Notes

. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Purchasers, and each Purchaser agrees, severally and not jointly, to purchase and acquire from the Company, the principal amount of the Notes set forth opposite such Purchaser’s name on Schedule A hereto for a purchase price equal to the principal amount of the Notes purchased (the “Purchase Price”), with the aggregate principal amount of the Notes sold to the Purchasers not to exceed $113,000,000.

Section 2.02     Closing

.

(a)Subject to the satisfaction or waiver of the conditions precedent set forth in Sections 2.02(c) and (d), the closing (the “Closing”) of the purchase and sale of the Notes hereunder shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C. located at 650 Page Mill Road, Palo Alto, California 94304 at 10:00 a.m. New York time on December 7, 2015, or at such other place, time or date as may be mutually agreed upon in writing by the Company and the Purchasers (the date on which the Closing actually occurs, the “Closing Date”).

(b)To effect the purchase and sale of Notes, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i)The Company shall, and shall instruct the Trustee to, execute and deliver the Indenture at the Closing. The Company shall deliver copies of the fully executed Indenture to the Purchasers at the Closing, against payment in full by or on behalf of each of the Purchasers of the Purchase Price for the Notes.

(ii)The Company shall issue and deliver to the Purchasers the Notes, registered in the name of each of the Purchasers or, with respect to Silver Lake Kraftwerk only, through the facilities of the Depository Trust Company as elected by the Silver Lake Kraftwerk, against payment in full by or on behalf of each of the Purchasers of the Purchase Price for the Notes.

(iii)Each of the Purchasers shall cause a wire transfer to be made in same day funds to an account of the Company designated in writing by the Company to the

Purchasers in an amount equal to the Purchase Price for the Notes to be purchased by such Purchaser.

(iv)Each of the Purchasers shall deliver to the Company a duly completed and executed IRS Form W-9.

(c)The obligations of each of the Purchasers to purchase the Notes are subject to the satisfaction or waiver of the following conditions as of the Closing:

(i)the purchase and sale of the Notes pursuant to this Section 2.02(b) shall not be prohibited or enjoined by any court of competent jurisdiction;

(ii)the Company and the Trustee shall have executed the Indenture on the Closing Date and delivered the Indenture to the Purchasers and the Company shall have executed and delivered the Notes to the Purchasers, and the Company shall have executed and delivered the VCOC Letter contemplated by Section 4.12;

(iii)the representations and warranties of the Company set forth in Sections 3.01(a), (c) and (e) shall be true and correct in all material respects on and as of the Closing Date;

(iv)the Company shall have obtained a waiver under its credit agreement among the Company, Bank of America, N.A. and other banks and financial institutions party thereto, dated as of November 1, 2013, as amended (the “2013 Credit Agreement”) that permits the Transactions; and

(v)the Purchasers shall have received a certificate, dated the Closing Date, duly executed by an executive officer of the Company on behalf of the Company, certifying that the conditions specified in Section 2.02(c)(iii) and Section 2.02(c)(iv) have been satisfied.

(d)The obligations of the Company to sell the Notes to the Purchasers are subject to the satisfaction or waiver of the following conditions as of the Closing:

(i)the purchase and sale of the Notes pursuant to this Section 2.02(b) shall not be prohibited or enjoined by any court of competent jurisdiction; and

(ii)the Trustee shall have executed and delivered the Indenture to the Company;

(iii)the representations and warranties of the Purchasers set forth in Section 3.02 shall be true and correct in all material respects on and as of the Closing Date; and

(iv)the Company shall have received a certificate, dated the Closing Date, duly executed by the general partner or other authorized person, as applicable, of each of the Purchasers on behalf of such Purchaser, certifying that the condition specified in Section 2.02(d)(iii) has been satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01     Representations and Warranties of the Company

.  Except as disclosed in the Company Reports filed with or furnished to the SEC and publicly available prior to the date hereof, the Company represents and warrants to the Purchasers, as of the date hereof and as of the Closing Date as follows:

(e)Existence and Power.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement, and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Subsidiary of the Company that is a “significant subsidiary” (as defined in Rule 1.02(w) of the SEC’s Regulation S-X) has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization.

(f)Capitalization.  The authorized share capital of the Company consists of 1,000,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of the Company.  As of September 30, 2015, there were (i) 97,588,595 shares of Company Common Stock issued and outstanding and no shares of preferred stock of the Company issued and outstanding, (ii) equity awards to acquire an aggregate of 21,124,190 shares of Company Common Stock issued and outstanding, (iii) 4,547,622 shares of Company Common Stock reserved for issuance under the Company’s employee or director employment, compensation and/or benefit plans, programs, policies, agreements or other arrangements and (iv) contingent rights to acquire shares of Company Common Stock with an aggregate value of up to $150.0 million based upon the achievement of certain milestones, made in connection with acquisitions of businesses completed on or before September 30, 2015 and held by the former equityholders of such businesses.  Since September 30, 2015, and except for certain contingent rights to acquire shares of Company Common Stock with an aggregate value of up to $150.0 million based upon the achievement of certain milestones, made in connection with the acquisition of Silevo, Inc. and held by the former stockholders of Silevo, Inc., (i) the Company has only issued options, restricted stock units, or other rights to acquire shares of Company Common Stock in the ordinary course of business consistent with past practice and (ii) the only shares of capital stock issued by the Company were pursuant to outstanding options, restricted stock units, deferred stock unit awards and other rights to purchase shares of Company Common Stock.  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.  Except as set forth above, the Company has not issued any securities, the holders of which have the right to vote with the stockholders of Company on any matter.  Except as provided in this Agreement, the Notes and the Indenture and except as set forth in or contemplated by this Section 3.01(b) and the Company’s outstanding $230,000,000 aggregate principal amount of 2.75% Convertible Senior Notes due in 2018 (the “Conversion Rate”, as defined in the applicable indenture, per $1,000 principal amount of such notes is, as of the date of this Agreement, 16.2165  shares of Company Common Stock) and the Company’s outstanding $575,000,000 principal amount of 1.625% Convertible Senior Notes due in 2019 (the “Conversion Rate”, as defined in the applicable indenture, per $1,000 principal amount of such notes is, as of the date of this Agreement, 11.9720 shares of Company Common Stock), there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock and there are no current outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock.

(g)Authorization.  The execution, delivery and performance of this Agreement, the Indenture, the Notes and the VCOC Letter (the “Transaction Documents”) and the consummation of the transactions contemplated herein and therein (collectively, the “Transactions”) have been duly authorized by the Board of Directors and all other necessary corporate action on the part of the Company.  Assuming this Agreement constitutes the valid and binding obligation of the Purchasers, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).  On the Closing Date, the Indenture will be duly executed and delivered by the Company and, assuming the Indenture will be a valid and binding obligation of the Trustee, the Indenture will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.  Assuming the VCOC Letter constitutes the valid and binding obligation of the Silver Lake Kraftwerk or other Affiliate thereof party thereto, on the Closing Date the VCOC Letter will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(h)General Solicitation; No Integration.  To the Company’s knowledge, neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes.  The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.

(i)Valid Issuance.  The Notes have been duly authorized by all necessary corporate action of the Company.  When issued and sold against receipt of the consideration therefor, the Notes will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to the limitation of such enforcement by the Enforceability Exceptions.  The Company has available for issuance the maximum number of shares (including make-whole shares) of Company Common Stock initially issuable upon conversion of the Notes if such conversion were to occur immediately following Closing.  The Company Common Stock to be issued upon conversion of the Notes in accordance with the terms of the Notes has been duly authorized, and when issued upon conversion of the Notes, all such Company Common Stock will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights.  As of the date hereof, the Company is a WKSI eligible to file a registration statement on Form S-3 under the Securities Act.

(j)Non-Contravention/No Consents.  The execution, delivery and performance of the Transaction Documents, the issuance of the shares of Company Common Stock upon conversion of the Notes in accordance with their terms and the consummation by the Company of the Transactions, does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the certificate of incorporation or bylaws of the Company, (ii) (other than, as of the date of this Agreement, the 2013 Credit Agreement), any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement binding upon the Company or (iii) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, other than in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Assuming the accuracy of the representations of the Purchasers set forth herein, other than (A) any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations in connection with the issuance of shares of Company Common Stock upon the conversion of the Notes, (B) the filing of a Supplemental Listing Application with the NASDAQ, (C) any required filings pursuant to the Exchange Act or the rules of the SEC or the NASDAQ or (D) as have been obtained prior to the date of this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, except for any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(k)Reports; Financial Statements.

(i)The Company has filed or furnished, as applicable, (A) its annual report on Form 10-K for the fiscal year ended December 31, 2014, (B) its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2015, (C) its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2015, (D) its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2015, (E) its proxy statement relating to the annual meeting of the stockholders of the Company held on June 2, 2015 and (F) all other forms, reports, schedules and other statements required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2014 (collectively, the “Company Reports”).  As of its respective date, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects as to form with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to such Company Report.  As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)Each of the consolidated balance sheets, and the related consolidated statements of operations, consolidated statements of convertible redeemable preferred stock and equity and consolidated statements of cash flows, included in the Company Reports filed with the SEC under the Exchange Act (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments, (C) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth therein or in the notes thereto, and in the case of unaudited financial statements except for the absence of footnote disclosure, and (D) otherwise comply with the requirements of the SEC.

(l)Absence of Certain Changes.  Since September 30, 2015 until the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and (ii) no events, changes or developments have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(m)No Undisclosed Liabilities, etc.  As of the date hereof, there are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on the face of the balance sheet, except (i) liabilities reflected or reserved against in the financial statements contained in the Company Reports, (ii) liabilities incurred since September 30, 2015 in the ordinary course of business and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n)Compliance with Applicable Law.  Each of the Company and its Subsidiaries has complied in all respects with, and is not in default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any federal, state or local governmental authority applicable to the Company or such Subsidiary, other than such non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(o)Legal Proceedings.  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its Subsidiaries (i) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or (ii) that challenge the validity of the Transactions.  As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree of a Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries.

(p)Investment Company Act.  The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q)Taxes and Tax Returns.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(i)the Company and each of its Subsidiaries has timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all respects, and the Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Governmental Entity all Taxes that are required to be paid by it, except, in each case, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; and

(ii)there are no disputes pending, or claims asserted in writing, in respect of Taxes of the Company or any of its Subsidiaries for which reserves that are adequate under GAAP have not been established.

(r)Brokers and Finders.  The Company has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Purchasers would be required to pay.

Section 3.02     Representations and Warranties of the Purchasers

.  The Purchasers, severally and not jointly, represent and warrant with respect to itself to the Company, and agree with the Company, as of the date hereof and as of the Closing Date, as follows:

(s)Organization; Ownership.  Solely with respect to Silver Lake Kraftwerk, the Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement. Solely with respect to the Elon Musk Revocable Trust dated July 22, 2003, the Purchaser is duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the applicable laws of the jurisdiction of its formation and has the requisite power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

(t)Authorization; Sufficient Funds; No Conflicts.

(i)Such Purchaser has full power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by such Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary partnership or trust action on behalf of such Purchaser.  No other proceedings on the part of such Purchaser are necessary to authorize the execution, delivery and performance by such Purchaser of this Agreement and consummation of the Transaction.  This Agreement has been duly and validly executed and delivered by such Purchaser.  Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement is a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

(ii)Such Purchaser has, and at all times at and prior to the Closing will have, cash in immediately available funds or uncalled and unrestricted capital commitments in excess of the Purchase Price.

(iii)The execution, delivery and performance of this Agreement by such Purchaser, the consummation by such Purchaser of the Transactions and the compliance by such Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, as applicable, (A) any provision of such Purchaser’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement binding upon such Purchaser or (C) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to such Purchaser or any of its Affiliates, other than in the cases of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions.

(u)Consents and Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Entity is required on the part of such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the Transactions, except for any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations in connection with the issuance of shares of Company Common Stock upon the conversion of the Notes and any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the Transactions by such Purchaser.

(v)Securities Act Representations.

(i)Such Purchaser is an accredited investor (as defined in Rule 501 of the Securities Act) and is aware that the sale of the Notes is being made in reliance on a private placement exemption from registration under the Securities Act.  Such Purchaser is acquiring the Notes (and any shares of Company Common Stock issuable upon conversion of the Notes) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Notes (or any shares of Company Common Stock issuable upon conversion of the Notes) in violation of the Securities Act.  Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Notes (and any shares of Company Common Stock issuable upon conversion of the Notes) and is capable of bearing the economic risks of such investment.  Such Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

(ii)Such Purchaser does not have any current intent or purpose to take any action that would be a violation of this Agreement.

(iii)Such Purchaser (and any of its Affiliates) are not acting in concert, and such Purchaser (and any of its Affiliates) do not have any agreement or understanding, with any Person that is not an Affiliate of such Purchaser, and is not otherwise a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), with respect to the Company or its securities.

(w)Brokers and Finders.  Such Purchaser has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

(x)Ownership of Shares.  Solely with respect to Silver Lake Kraftwerk, neither such Purchaser nor its Affiliates (excluding any Affiliates who are individuals) Beneficially Own any shares of Company Common Stock (without giving effect to the issuance of the Notes hereunder).

(y)Purchaser Status.  Such Purchaser is a U.S. Person.

(z)No Additional Representations.

(i)Such Purchaser acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, the Company makes no representation or warranty with respect to (A) any matters relating to the Company, its business, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to such Purchaser (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (C) the future business and operations of the Company and its Subsidiaries, and such Purchaser has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement.

(ii)Such Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges such Purchaser has been provided with sufficient access for such purposes.  Such Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, (i) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by such Purchaser as having been authorized by the Company, and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to such Purchaser or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.01 of this Agreement and in any certificate delivered by the Company pursuant to this Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01     Taking of Necessary Action

.  Each of the parties hereto agrees to use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale and purchase of the Notes hereunder, subject to the terms and conditions hereof and compliance with applicable law.  In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of the sale and purchase of the Notes, the proper officers, managers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by, and the sole expense of, the requesting party.

Section 4.02     Lock-Up; Non-Conversion

.

(aa)During the Lock-Up Period, the Purchasers shall not, without the Company’s prior written consent, directly or indirectly, (a) sell, offer, transfer, assign, mortgage, hypothecate, gift, pledge or dispose of, enter into or agree to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, mortgage, hypothecation, gift, assignment or similar disposition of (any of the foregoing, a “transfer”), any of the Notes or any shares of Company Common Stock issuable or issued upon conversion of any of the Notes (other than (i) any transfer to a Purchaser’s Affiliate that (1) is an entity organized or incorporated under the laws of the United States, any State thereof or the District of Columbia and is a U.S. Person and (2) executes and delivers to the Company a Joinder becoming a Purchaser party to this Agreement and the Confidentiality Agreement and a duly completed and executed IRS Form W-9, (ii) to the Company or any of its Subsidiaries, (iii) to a Third Party for cash solely to the extent that all of the net proceeds of such sale are solely used to satisfy a margin call (i.e. posted as collateral) or repay a Permitted Loan to the extent necessary to satisfy a bona fide margin call on such Permitted Loan or avoid a bona fide margin call on such Permitted Loan that is reasonably likely to occur (in each case through no fault of Silver Lake Kraftwerk or any of its Affiliates) or (iv) the tender of any Company Common Stock into any tender or exchange offer made to all of the holders of Company Common Stock by a Third Party for a number of outstanding shares of Voting Stock that, if consummated, would result in a Change in Control solely to the extent that (x) the Board of Directors has recommended such tender or exchange offer in a Schedule 14D-9 under the Exchange Act or (y) such tender or exchange offer is either (I) a tender or exchange offer for less than all of the outstanding shares of Company Common Stock or (II) part of a two-step transaction and the consideration to be received in the second step of such transaction is not identical in the amount or form of consideration (or the election of the type of consideration available to holders of Company Common Stock is not identical in the second-step of such transaction) as the first step of such transaction (a “Third Party Tender/Exchange Offer”), the transfers contemplated by clauses (i) through (iv) are referred to herein as “Permitted Transfers”) (and any related conversion of Notes to the extent required to effect such tender or exchange) and any transfer effected pursuant to any merger, consolidation or similar transaction consummated by the Company (for the avoidance of doubt, if such Third Party Tender/Exchange Offer does not close for any reason, the restrictions on transfer contained herein shall continue to apply to any Company Common Stock received pursuant to the conversion of any Notes that had previously been converted to participate in any such tender or exchange offer) or (b) enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any Third Party, directly or indirectly, in whole or in part, any of the economic consequences of ownership of the Notes or any shares of Company Common Stock issuable or issued upon conversion of any of the Notes (such actions in clauses (a) and (b), “Prohibited Transfers”).  Following the Lock-Up Period, each of the Purchasers shall not transfer any of the Notes or any shares of Company Common Stock issuable or issued upon conversion of the Notes to any of its Affiliates that (i) is not an entity organized or incorporated under the laws of the United States, any State thereof or the District of Columbia or is not a U.S. Person or (ii) did not execute and deliver to the Company a Joinder becoming a Purchaser party to this Agreement and the Confidentiality Agreement or did not deliver to the Company a duly completed and executed IRS Form W-9.  Any purported Prohibited Transfer in violation of this Section 4.02 shall be null and void ab initio.  Notwithstanding the foregoing, Silver Lake Kraftwerk (or an Affiliate of Silver Lake Kraftwerk) shall be permitted to mortgage, hypothecate, and/or pledge the Notes and/or the shares of Company Common Stock issuable or issued upon conversion of the Notes in respect of one or more bona fide purpose (margin) or bona fide non-purpose loans (each, a “Permitted Loan”).  Any Permitted Loan entered into by Silver Lake Kraftwerk or its Affiliates shall be with one or more financial institutions and nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon and sell, dispose of or otherwise transfer the Notes and/or shares of Company Common Stock (including shares of Company Common Stock received upon conversion of the Notes following foreclosure on a Permitted Loan) mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default under a Permitted Loan. Notwithstanding the foregoing or anything to the contrary herein, in the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any affiliate of the foregoing exercises any rights or remedies in respect of the Notes or the shares of Company Common Stock issuable or issued upon conversion of the Notes or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or affiliate of any of the foregoing (other than, for the avoidance of doubt, a Purchaser or any of its Affiliates) shall be entitled to any rights or have any obligations or be subject to any transfer restrictions or limitations hereunder (including, without limitation, the rights or benefits provided for in Section 4.06) except and to the extent for those provided for in, Section 4.10, Section 4.11 and Section 5.03.

(bb)Notwithstanding anything in the Notes or in the Indenture to the contrary, during the Lock-Up Period, the Purchasers (including any Party that signs a Joinder) shall not, without the Company’s prior written consent, convert (or give notice of conversion of) any of the Notes, irrespective of whether permitted pursuant to the terms of the Notes or the Indenture, except in connection with a sale of shares of Company Common Stock issuable upon conversion of such Notes that is (i) not prohibited pursuant to this Section 4.02 and (ii) not to an Affiliate of a Purchaser.  For the avoidance of doubt, notwithstanding anything in the Notes or in the Indenture to the contrary, the Company shall not be obligated to issue any shares of Company Common Stock to the Purchasers or any of their Affiliates during the Lock-Up Period except as described in the immediately preceding sentence.

Section 4.03     Standstill

.

(cc)Silver Lake Kraftwerk agrees that, during the Standstill Period (unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors), it shall not, and shall cause each of its Purchaser Affiliates not to, directly or indirectly, in any manner, alone or in concert with others:

(i)make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company for the election of individuals to the Board of Directors or to approve stockholder proposals, or become a “participant” in any contested “solicitation” (as such terms are defined or used under the Exchange Act) for the election of directors with respect to the Company, other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board of the Directors at any stockholder meeting, or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ii)form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not Purchaser Affiliates of Silver Lake Kraftwerk with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly permitted by this Agreement;

(iii)acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities that would result in Silver Lake Kraftwerk (together with its Purchaser Affiliates), having Beneficial Ownership in more than 15% in the aggregate of the shares of the Company Common Stock outstanding at such time; provided that nothing herein will require any Notes or shares of Company Common Stock to be sold to the extent Silver Lake Kraftwerk and its Purchaser Affiliates, collectively, exceeds the ownership limit under this paragraph as the result of a share repurchase or any other Company actions that reduces the number of outstanding shares of Company Common Stock.  For purposes of this Section 4.03(a)(iii), no securities Beneficially Owned by a portfolio company of Silver Lake Kraftwerk or its Affiliates will be deemed to be Beneficially Owned by Silver Lake Kraftwerk  or any of its Affiliates only so long as (x) such portfolio company is not an Affiliate of Silver Lake Kraftwerk  for purposes of this Agreement, (y) Silver Lake Kraftwerk and its Purchaser Affiliates have not encouraged, instructed, directed, assisted or advised such portfolio company with respect to the acquisition, voting or disposition of securities of the Company by the portfolio company and (z) neither Silver Lake Kraftwerk  or any of its Affiliates is a member of a group (as such term is defined in Section 13(d)(3) of the Exchange Act) with that portfolio company with respect to any securities of the Company;

(iv)transfer, directly or indirectly, through swap or hedging transactions or otherwise, the Notes or Company Common Stock Beneficially Owned by Silver Lake Kraftwerk or its Affiliates or any economic or voting rights decoupled from the underlying securities held by

Silver Lake Kraftwerk or its Affiliates to any Third Party that, to the knowledge of Silver Lake Kraftwerk at the time it enters into such transaction, would result in such Third Party, together with its Affiliates, having Beneficial Ownership in the aggregate of more than 15% of the shares of Company Common Stock outstanding at such time; provided, that (x) Silver Lake Kraftwerk or its Affiliates, as applicable shall provide written notice to the Company if it has actual knowledge at the time of such transaction that such transfer, directly or indirectly, through swap or hedging transactions or otherwise, of its Notes or Company Common Stock to any Third Party would result in such Third Party, together with its Affiliates, having Beneficial Ownership in the aggregate of more than 9.9% of the shares of Company Common Stock outstanding at such time and (y) nothing in this clause (iv) shall in any way prohibit, limit or restrict any transfer (A) pursuant to a Permitted Loan or any foreclosure thereunder, (B) pursuant to a Third Party Tender/Exchange Offer or pursuant to a merger, consolidation or similar transaction entered into by the Company, (C) in a bona fide underwritten public offering, offering under Rule 144A and/or Regulation S, or in a broker transaction pursuant to Rule 144 (provided that, in relation to such Rule 144A, Regulation S or Rule 144 offering, Silver Lake Kraftwerk has not instructed or encouraged the initial purchasers or broker to sell such Notes or Company Common Stock to a specific Third Party or class of Third Parties which would result in a violation of this clause (iv)), or (D) in a derivatives transaction entered into with, or purchased from, a bank, broker-dealer or other recognized derivatives dealer that is not a hedge fund or activist investor, or to the knowledge of Silver Lake Kraftwerk, an Affiliate of a hedge fund or activist investor;

(v)effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme of arrangement, business combination, recapitalization, reorganization, sale or acquisition of all or substantially all assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its Subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement or public disclosure with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the tender by Silver Lake Kraftwerk or any of its Purchaser Affiliates of any securities of the Company into any Third Party Tender/Exchange Offer (and any related conversion of Notes to the extent required to effect such tender) or the vote by Silver Lake Kraftwerk or any of its Purchaser Affiliates of any voting securities of the Company with respect to any Extraordinary Transaction;

(vi)(A) call or seek to call any meeting of stockholders of the Company, including by written consent, (B) seek representation on the Board of Directors, except as expressly set forth herein, (C) seek the removal of any member of the Board of Directors, (D) solicit consents from stockholders or otherwise act or seek to act by written consent with respect to the Company, (E) conduct a referendum of stockholders of the Company or (F) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise;

(vii)take any action in support of or make any proposal or request that constitutes: (A) controlling or changing the Board of Directors or management of the Company,

including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board of Directors, (B) any material change in the capitalization or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii)make statements reasonably expected to disparage or cause to be disparaged the Company or its Subsidiaries or any of its current or former officers or directors in a manner reasonably expected to cause harm to such person and using a means of communication that is reasonably expected to be and results in a broad dissemination of such remarks (provided that Silver Lake Kraftwerk or its applicable Affiliates shall have an opportunity to publicly cure any such statement within two (2) Business Days after being informed by the Company that Silver Lake Kraftwerk or its Affiliates have breached this clause (viii));

(ix)make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board of Directors, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(x)enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing; or

(xi)request, directly or indirectly, any amendment, modification or waiver of this Section 4.03 (including this clause (xi)).

(dd)The foregoing provisions of Section 4.03(a) shall not be deemed to prohibit Silver Lake Kraftwerk or any of its Purchaser Affiliates or their respective directors, executive officers, partners, employees or managing members or agents (acting in such capacity) from communicating privately with the Company’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications; provided that no such person may request, directly or indirectly, any amendment, modification or waiver of this Section 4.03 (including Section 4.03(a)(xi) and this Section 4.03(b)).

(ee)Notwithstanding anything in this Section 4.03 to the contrary, if (i) the Company enters into a definitive agreement providing for a transaction that, if consummated, would result in a Change in Control and provides for all-cash consideration to the holders of Company Common Stock and (ii) the Company had not, reasonably prior to entering into such definitive agreement, provided Silver Lake Kraftwerk with a written notice inviting it or its Purchaser

Affiliates to make one or more proposals or offers to effect a transaction that would result in a Change in Control, then after the announcement of such transaction and prior to the earlier of any termination of such definitive agreement or Company stockholder approval of such definitive agreement, nothing in this Section 4.03 will prevent Silver Lake Kraftwerk or its Purchaser Affiliates (A) from submitting to the Board of Directors one or more bona fide proposals or offers for an alternative transaction involving, directly or indirectly, one or more Purchaser Affiliates of Silver Lake Kraftwerk, (B) pursuing and entering into any such alternative transaction with the Company and (C) taking any actions in furtherance of the foregoing, including actions relating to obtaining equity and/or debt financing for the alternative transaction as long as (x) any proposal or offer is conditioned on the proposed transaction being approved by the Board of Directors and (y) the Purchaser Affiliates of Silver Lake Kraftwerk do not make any public announcement or disclosure of such proposal, offer or actions other than any filings and disclosures that may be required in filings with the SEC.

Section 4.04     Securities Laws

.  The Purchasers acknowledge and agree that, as of the Closing Date, the Notes (and the shares of Company Common Stock that are issuable upon conversion of the Notes) have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available.  The Purchasers acknowledge that, except as provided in Section 4.10, the Purchasers have no right to require the Company or any of its Subsidiaries to register the Notes or the shares of Company Common Stock that are issuable upon conversion of the Notes.

Section 4.05     Lost, Stolen, Destroyed or Mutilated Securities

.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate or, at the Company’s option, a share ownership statement representing such securities for an equivalent number of shares or another security of like tenor, as the case may be.

Section 4.06     Antitrust Approval

.  The Company and the Purchasers acknowledge that one or more filings under the HSR Act or foreign antitrust laws may be necessary in connection with the issuance of shares of Company Common Stock upon conversion of the Notes.  The Purchasers will promptly notify the Company if any such filing is required on the part of such Purchaser.  To the extent reasonably requested, the Company, the Purchasers and any other applicable Purchaser Affiliate will use reasonable efforts to cooperate in timely making or causing to be made all applications and filings under the HSR Act or any foreign antitrust requirements in connection with the issuance of shares of Company Common Stock upon conversion of Notes held by the Purchasers or any Purchaser Affiliate in a timely manner and as required by the law of the applicable jurisdiction; provided that, notwithstanding in this Agreement to the contrary, the Company shall not have any responsibility or liability for failure of the Purchasers or any of its Affiliates to comply with any applicable law.  For as long as there are Notes outstanding and owned by Purchasers or their Affiliates, the Company shall as promptly as reasonably practicable provide (no more than four (4) times per calendar year) such information regarding the Company and its Subsidiaries as the Purchasers may reasonably request in order to determine what foreign antitrust requirements may exist with respect to any potential conversion of the Notes.  The Purchasers shall be responsible for the payment of the filing fees associated with any such applications or filings.

Section 4.07     Financing Cooperation

.  If requested by Silver Lake Kraftwerk, the Company will provide the following cooperation in connection with Silver Lake Kraftwerk obtaining any Permitted Loan: (i) using reasonable efforts to facilitate deposit of the Notes in book-entry-only form at The Depository Trust Company as contemplated by the Indenture and (ii) entering into an issuer agreement (an “Issuer Agreement”) with each lender in the form attached hereto as Exhibit C.  Anything in the preceding sentence to the contrary notwithstanding, the Company’s obligation to deliver an Issuer Agreement is conditioned on (i) the Purchaser delivering to the Company a final copy of the Permitted Loan to which the Issuer Agreement relates and (ii) the Purchaser certifying to the Company in writing that (A) the loan agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, the Purchaser has pledged the Notes and/or the underlying shares of Company Common Stock as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement, (B) to the extent applicable, whether the rights contemplated by Section 4.10 are being assigned to the lenders under that Permitted Loan, (C) that an Event of Default (as contemplated by the Margin Loan Agreement (as defined in the Issuer Agreement)) constitutes the circumstances under which the lenders under the Permitted Loan may foreclose on the Notes and/or the underlying shares of Company Common Stock and a Coverage Event (as contemplated by the Margin Loan Agreement) constitutes circumstances under which the Purchaser may sell the Notes and/or the underlying shares of Company Common Stock in order to satisfy a margin call or repay a Permitted Loan, in each case to the extent necessary to satisfy a bona fide margin call on such Permitted Loan and that such provisions do not violate the terms of this Agreement, and (D) the Purchaser acknowledges and agrees that the Company will be relying on such certificate when entering into the Issuer Agreement and any inaccuracy in such certificate will be deemed a breach of this Agreement.  Silver Lake Kraftwerk acknowledges and agrees that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and Silver Lake Kraftwerk under this Agreement Silver Lake Kraftwerk shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.

Section 4.08     Certain Tax Matters

.  Notwithstanding anything herein to the contrary, the Company shall have the right to deduct and withhold from any payment or distribution made with respect to the Notes (or the issuance of shares of Company Common Stock upon conversion of the Notes) such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution (or issuance) under any applicable Tax law.  To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.  In the event the Company previously remitted any amounts to a Governmental Entity on account of Taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) on any Notes, the Company shall be entitled to offset any such amounts against any amounts otherwise payable in respect of such Notes (or the issuance of shares of Company Common Stock upon conversion of the Notes).

Section 4.09     Conversion Price Matters

.  The Conversion Price on the Closing date will equal $33.00 and the Conversion Rate shall be 30.3030 (the “Initial Conversion Rate”); provided, that if any event shall occur between the date hereof and the Closing Date (inclusive) that would have resulted in an adjustment to the Conversion Rate pursuant to Article 10 of the Indenture if the Notes had been issued and outstanding since the date hereof, the Initial Conversion Rate and the share amounts in the table of Additional Shares set forth in Section 10.21 of the Indenture shall be adjusted in the same manner as would have been required by Article 10 of the Indenture if the Notes had been issued and outstanding since the date hereof and the Conversion Price, Initial Conversion Rate and Additional Shares table included in the Indenture shall reflect such adjustment.  In addition, prior to the Closing Date, the parties hereto shall determine in good faith and in accordance with customary practice, Share Prices and Additional Shares (each as defined in the Indenture) and other numbers to be included under Section 10.21 of the Indenture.

Section 4.10     Registration Rights Agreement

.

(ff)If requested by a Purchaser or a Lender for any Permitted Loan, the Company shall enter into a registration rights agreement with the holders of Registrable Securities on the terms set forth in Exhibit D (the “Registration Rights Agreement”). “Registrable Securities” shall mean the Subject Securities; provided that any Subject Securities will cease to be Registrable Securities when (a) such Subject Securities have been sold or otherwise disposed of pursuant to an effective registration statement or in compliance with Rule 144, (b) such Subject Securities are held or Beneficially Owned by any Person (other than a Purchaser or any of its Affiliates) that together with its Affiliates Beneficially Own less than 2.0% of the outstanding shares of Company Common Stock as of such time, (c) such Subject Securities are held or Beneficially Owned by a Purchaser or any of its Affiliates and such Purchaser and its Affiliates collectively Beneficially Own less than 1.0% of the outstanding shares of Company Common Stock as of such time (assuming any Subject Securities Beneficially Owned by such Person and its Affiliates are converted on a fully physical settlement basis), or (d) such Subject Securities cease to be outstanding; provided, further, that any security that has ceased to be Registrable Securities in accordance with the foregoing definition shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities are not Registrable Securities. “Subject Securities” shall mean (i) the Notes; (ii) the shares of Company Common Stock issuable or issued upon conversion of the Notes; and (iii) any securities issued as (or issuable upon the conversion, exercise or exchange of any warrant, right or other security that is issued as) a dividend, stock split, combination or any reclassification, recapitalization, merger, consolidation, exchange or any other distribution or reorganization with respect to, or in exchange for, or in replacement of, the securities referenced in clause (i) or (ii) (without giving effect to any election by the Company regarding settlement options upon conversion) above or this clause (iii) (provided, that this clause (iii) shall not be applicable if the Company consolidates or merges with or into any Person and the Company Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer (which may also include cash consideration) in a transaction that will constitute a Change in Control and the shares of Company Common Stock are delisted from NASDAQ).

(gg)From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration of Registrable Securities under the Registration Rights Agreement or that would prohibit the Company from complying with the terms of the Registration Rights Agreement, in each case without the consent of holders of a majority of the outstanding Registrable Securities (assuming for the purpose of calculating majority that all outstanding Notes are converted into Company Common Stock). As of the date of this Agreement, the Company is not party to any agreement described in the preceding sentence.

(hh)At any time when there are Registrable Securities outstanding, the Company will not exercise its right to redeem any Notes under Article 11 of the Indenture unless (i) the Registrable Securities are not subject to any restrictive legends and (ii) either (A) the Registration Rights Agreement is in effect and there is an effective registration statement under the Securities Act available for use covering the Registrable Securities or (B) the Registrable Securities can be sold without limitation under Rule 144.

Section 4.11     Facilitation of Sales Pursuant to Rule 144

.  For as long as Silver Lake Kraftwerk or its Affiliates or any Lender for any Permitted Loan Beneficially Owns Notes or any Company Common Stock issued or issuable upon conversion thereof, to the extent the Company shall be required to do so under the Exchange Act, the Company shall use reasonable efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) and submit all required Interactive Data Files (as defined in Rule 11 of Regulation S-T of the Commission), and shall use reasonable efforts to take such further necessary action as any holder of Subject Securities may reasonably request in connection with the removal of any restrictive legend on the Subject Securities being sold, all to the extent required from time to time to enable such holder to sell the Subject Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

Section 4.12     VCOC Letter

. The Company shall deliver to Silver Lake Kraftwerk at the Closing and from time to time any Affiliate of Silver Lake Kraftwerk to whom its rights and obligations under this Agreement are assigned in accordance with this Agreement a letter in substantially the form attached hereto as Exhibit E (the “VCOC Letter”).

Section 4.13     Par Value

. While the Purchasers own any Notes, the Company will not, without the consent of each Purchaser who owns any Notes, increase the par value per share of the Company Common Stock to above $0.01 per share.

Section 4.14     Participation Rights

.  Until the six-month anniversary of the Closing Date, notwithstanding Section 4.03, if the Company or any of its Subsidiaries, financing vehicles or joint ventures issues, or agrees to issue, directly or indirectly (including, through any underwriters), to any Purchaser or any of their respective Affiliates, any Additional Investments, the Company will simultaneously and on the same terms offer to issue Additional Investments to Silver Lake Kraftwerk, with the right of Silver Lake Kraftwerk and the other applicable Purchaser(s) and/or their Affiliates to participate in the purchase of Additional Investments being allocated pro rata among Silver Lake Kraftwerk and the participating Purchaser(s) and/or their Affiliates in accordance with the aggregate principal amount of the Notes issued under the Indenture and Beneficially Owned by each respective Purchaser or its predecessor in interest under this Agreement, as applicable.  The Company shall provide written notice of such offer to Silver Lake Kraftwerk (which notice shall include the applicable purchase price per security for such Additional Investment, the aggregate amount of the proposed Additional Investment, the amount of Additional Investment being offered to Silver Lake Kraftwerk and the proposed closing date) at least 20 Business Days prior to the proposed date of the purchase agreement, investment agreement or other agreement (the “Additional Investment Agreement”) to be entered into in connection with such Additional Investment transaction, which transaction in which Silver Lake Kraftwerk participates shall close at least 15 Business Days after the date of such Additional Investment Agreement; provided that, any obligation of a Purchaser to participate in any Additional Investment shall in all cases be conditioned on applicable antitrust clearance or approval under antitrust or other applicable law, and the closing date for such Additional Investment by Silver Lake Kraftwerk shall occur at least 15 Business Days after the Purchaser’s receipt of such clearance or approval or Purchaser’s waiver of such conditions, unless otherwise agreed by Silver Lake Kraftwerk and the Company. Silver Lake Kraftwerk may from time to time designate one or more of its Affiliates through which the participation right in this Section 4.14 may be exercised. The issuance of “Additional Investments” means the issuance of any debt, other than issuances of Solar Bonds by the Company (which, for the avoidance of doubt, are non-convertible bonds),  or equity security of the Company or any of its Subsidiaries, financing vehicles or joint ventures, the provision of any loan or extension of credit to, or guarantee or other credit support from, the Company or any of its Subsidiaries, financing vehicles or joint ventures, the making of any sale, lease, license, contribution or pledge of assets, or commitment to purchase, lease or license assets, by the Company or any of its Subsidiaries, financing vehicles or joint ventures, or the granting of any option, warrant, commitment or right by the Company or any of its Subsidiaries, financing vehicles or joint ventures with respect to any of the foregoing, and any direct or indirect amendment to any economic term of the Notes (whether or not set forth in the Notes or the Indenture or in a separate instrument), including with respect to redemptions or repurchases that does not apply to all outstanding Notes.

ARTICLE V

MISCELLANEOUS

Section 5.01     Survival of Representations and Warranties

.  All covenants and agreements contained herein, other than those which by their terms apply in whole or in part after the Closing (which shall survive the Closing), shall terminate as of the Closing, provided nothing herein shall relieve any party of liability for any breach of such covenant or agreement before it terminated.  Except for the warranties and representations contained in clauses (a), (b), (c), (d) and (e) of Section 3.01 and the representations and warranties contained in Section 3.02, which shall survive until the expiration of the relevant statute of limitations, the warranties and representations made herein shall survive for six (6) months following the Closing Date and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration.

Section 5.02     Notices

.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by facsimile, electronic mail or sent by overnight courier as follows:

(ii)If to the Purchasers, to:

Silver Lake Kraftwerk

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attention:  Karen King

Fax:  +1 (650) 233-8125

and:

Silver Lake Kraftwerk

9 West 57th Street, 32nd Floor

New York, NY 10019

Attention:  Andrew J. Schader

Fax:  +1 (212) 981-3535

With a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention:  Rich Capelouto

                  Daniel N. Webb

Fax:  +1 (650) 251-5002

The Elon Musk Revocable Trust dated July 22, 2003

c/o Tesla Motors, Inc.

3500 Deer Creek Road

Palo Alto, CA 94304

Lyndon Rive

c/o SolarCity Corporation

3055 Clearview Way

San Mateo, CA 94402

Email: lrive@solarcity.com

(jj)If to the Company, to:

SolarCity Corporation

3055 Clearview Way

San Mateo, CA  94402

Attention: Seth R. Weissman, Executive Vice President, Secretary & General Counsel

Email: sweissman@solarcity.com; corporatelegal@solarcity.com

With a copy (which shall not constitute actual or constructive notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA  94304

Attention: Steve Bernard

Fax: (650) 493-6811

or to such other address or addresses as shall be designated in writing.  All notices shall be deemed effective (a) when delivered personally (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or electronic mail (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) or (c) one (1) Business Day following the day sent by overnight courier.

Section 5.03     Entire Agreement; Third Party Beneficiaries; Amendment

.  This Agreement, together with the Confidentiality Agreement, the Indenture and the Notes, sets forth the entire agreement between the parties hereto with respect to the Transactions, and are not intended to and shall not confer upon any person other than the parties hereto, their successors and permitted assigns any rights or remedies hereunder, provided that (i) Section 4.10(b), Section 4.10(c) and Section 4.11 shall be for the benefit of and fully enforceable by each holder of Subject Securities and (ii) Section 5.12 shall be for the benefit of and fully enforceable by each of the Specified Persons.  Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing executed in the same manner as this Agreement that is signed by the Company and such Purchasers who have purchased a majority of the Notes issued pursuant to this Agreement.  No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 5.04     Counterparts

.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

Section 5.05     Public Announcements

.  No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by the Purchasers or their Affiliates without the prior written approval of the Company, unless required by law (based on the advice of counsel) in which case the Company shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication.  Notwithstanding the foregoing (but subject to the terms of the Confidentiality Agreement), the Purchasers and their Affiliates shall not be restricted from communicating with their respective investors and potential investors in connection with marketing, informational or reporting activities; provided that the recipient of such information is subject to a customary obligation to keep such information confidential.  The Company may issue one or more press releases (which the Company shall provide to the Purchasers prior to issuance, distribution or publication and will consider the Purchasers’ reasonable comments) and may file this Agreement with the SEC and may provide information about the subject matter of this Agreement in connection with equity or debt issuances, share repurchases, or marketing, informational or reporting activities.

Section 5.06     Expenses

.  Except as otherwise expressly provided herein, each party hereto shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the Transactions.

Section 5.07     Successors and Assigns

.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and the Purchasers’ successors and assigns, and no other person; provided, that neither the Company nor the Purchasers may assign its respective rights or delegate its respective obligations under this Agreement, whether by operation of law or otherwise, and any assignment by the Company or the Purchasers in contravention hereof shall be null and void; provided, that (i) prior to the Closing the Purchasers hereto may assign its rights and obligations under this Agreement and the Confidentiality Agreement in whole or in part to one or more Affiliates who are U.S. Persons and who execute and deliver to the Company a Joinder; provided that no such assignment will relieve the Purchasers of its obligations hereunder or under the Confidentiality Agreement, (ii) any Affiliate of the Purchasers who before or after the Closing Date executes and delivers a Joinder and is a permitted transferee of any Notes or shares of Company Common Stock shall be deemed a Purchaser hereunder and have all the rights and obligations of a Purchaser.

Section 5.08     Governing Law; Jurisdiction; Waiver of Jury Trial

.

(kk)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5.08(a), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(ll)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 5.08.

Section 5.09     Severability

.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party.  In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof.  To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 5.10     Specific Performance

.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.11     Headings

.  The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 5.12     Non-Recourse

.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns (including any Person that executes and delivers a Joinder).  Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney or representative of any party hereto (collectively, the “Specified Persons”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

SOLARCITY CORPORATION

By:	/s/ Brad Buss
Name:	Brad Buss
Title:	Chief Financial Officer

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

SILVER LAKE KRAFTWERK FUND, L.P.
By: Silver Lake Kraftwerk Associates, L.P.

By:	/s/ Martin Fichtner
Name:	Martin Fichtner
Title:	Managing Director

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

Elon Musk, as Trustee of the Elon Musk Revocable Trust dated July 22, 2003

/s/ Elon Musk
Elon Musk, Trustee

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

LYNDON RIVE

/s/ Lyndon Rive

[Signature Page to Investment Agreement]

Schedule A

Purchaser	Principal Amount
Silver Lake Kraftwerk Fund, L.P.	$100,000,000
The Elon Musk Revocable Trust Dated July 22, 2003	$10,000,000
Lyndon Rive	$3,000,000